Exhibit 10.10

A.T. Cross Company
Incentive Compensation Plan - 2007

Introduction

The following Incentive Plan (the "Plan") will be implemented for 2007. The purpose of the Plan is to drive participants towards achievement of Quality Writing Instrument's Segment (QWI) goals, and to motivate, retain and reward participants. For 2007, the Plan will calculate incentive awards for all participants based on the achievement of annual QWI financial and individual objectives. For 2007, the QWI financial objective will be operating income before taxes (OIBT) as defined below. All other performance objectives and weighting of the QWI and individual bonus segments will be determined based on individual responsibilities (including but not limited to net sales, profit, programs and/or projects), and agreed upon by the President and CEO with the appropriate Vice President.

Performance Measures

OIBT is the sole driver of the award. The QWI incentive award will be established based on the achievement matrix (example on page 2) of OIBT.

Determination of Bonus Amounts

As indicated above, each participant is assigned a bonus weighting that is split between QWI objectives and individual objectives. The QWI weighting can range from 0 to 100 percent, considering the role of the individual participant, the company's annual objectives and the Company's long term strategy. For 2007, most participants who are at the director level or above will have a 100 percent weighting on achievement of QWI objectives.

The two segments of the bonus (QWI objectives and individual objectives) are calculated as follows:

Individual Objectives bonus for participants with an individual objectives weighting

Each individual objective will be evaluated on the following scale:

Modifier for Achievement of Individual Objectives

Objective Rating	Multiplier

Did Not Achieve	0.00
Achieved Most Results	0.50
Achieved All Results	1.00
Exceeded Some Results	1.20
Exceeded All*	1.40

*The "Exceeded All" rating will be reserved for use by the President/CEO and responsible Vice President

For each participant, a rating and associated multiplier is assigned to each objective. A weighted average multiplier is then calculated. Once the weighted average multiplier is determined, the individual objective segment bonus is calculated as follows:
Calculation	Example
Base Pay of Participant	$80,000
X	X
Target Bonus Percentage of Participant	15%
X	X
Weighting of Individual Objective Segment of Participant	25%
X	X
Weighted Average Multiplier	1.00
$3,000

QWI Objectives bonus for participants with QWI weighting

The QWI incentive pool is created when certain levels of OIBT are achieved. Based on the level of QWI achievement, and considering the achievement matrix (payout multiples will be interpolated), participant bonuses are calculated as follows:

Calculation	Example
Base Pay of Participant	$80,000
X	X
Target Bonus Percentage of Participant	15%
X	X
Weighting of QWI Objective Segment of Participant	75%
X	X
Payout Multiple from QWI Objectives Achievement Matrix	100%
X	X
Individual Objective Weighted Average Multiplier (as previously described)	1.00
$12,000

Example Only:

QWI Objectives Achievement Matrix
Pre-Bonus	Less than $15MM	0%	Percent
OIBT	$15MM - $25MM	50%	of
Achievement	$25MM - $35MM	80%	Pool
of Plan	$35 MM +	110%	Funded

For all participants, the Individual Objectives bonus and the QWI Objectives bonus are combined to calculate the total bonus payout. Payments under the QWI bonus segment will only be paid to participants with Individual Objectives when the ratio of actual bonus to target bonus for 100% QWI Objectives bonus segment participants exceeds the ratio that was paid to participants under the Individual Bonus Segment.

Eligibility

All executives and exempt staff with base pay greater than $60,000 who are actively employed on fiscal year end of the plan year are eligible to participate. The eligibility criteria are based on competitive market review.

Target Bonus Levels

Target bonus incentives will be expressed as a percentage of base salary earned during the year. Target Bonus Percentages are based on market data regarding competitive compensation levels. Minimum and maximum incentive levels will be determined by the size of the QWI incentive pool and performance on business unit/territory/region and individual/other goals. Incentive percentage levels at threshold achievement will be approximately 10 percent of target and approximately 150 percent at maximum levels of achievement.
	Base Salary Range ($000)	Target Bonus Percentage (as a % of base pay)*

Level A1	Greater than $250	45%
Level A	$170 - $250	35%
Level B	$130 - $170	25%
Level C	$100 - $130	20%
Level D	$80 - $100	15%
Level E	$60 - $80	10%

* Participants grandfathered under a previous plan may have different Target Bonus Percentages.

Payout of Plan Awards

Annual Incentive Awards will be distributed as soon as is practicable after the close of the fiscal year. Awards, if earned, will be a percent of base salary paid for such fiscal year. Base salary does not include any bonus payable under this Plan or any other incentive plan, any life insurance premiums, special compensation, pension benefits, or Crossaver savings plan matching allocations.

Changes in Employment Status

Employees who are participants in the Plan for only part of a fiscal year may participate in the Plan for the period or periods of membership on a pro rata basis. Bonuses will be prorated for employees who participate in more than one bonus level during the year, considering all bonus levels. However, participants must be actively employed by the Company as of the end of the fiscal year to be eligible for incentive awards relating to that year.

Disability or Death

For participants who become disabled (i.e., eligible for Company LTD benefits) or die while a member of the Plan, awards will be determined in a prorated manner to reflect the period of time the participant was an active member of the Plan. Payout will be made at the time the normal payout would have been made to the participant or participant's beneficiary(ies) if on file; otherwise, payment will be made to the participant's estate.

Administration

The Compensation Committee of the Board of Directors of A. T. Cross Company, whose decisions in all matters will be final, will administer the Plan. The Committee reserves the right, subject to the full Board's approval, to modify, amend, or discontinue this Plan at any time. Any changes or amendments to the Plan will not affect a participant's rights prior to the modification unless the participant provides written consent.

Participation in this Plan does not confer any right to continued employment by A. T. Cross. Similarly, selection for participation in any one year does not necessarily guarantee participation in future years. No member of the Compensation Committee shall have any personal liability in connection with the administration of the Plan.

Definitions

Operating Income Before Taxes (OIBT) Under This Plan

OIBT is defined as the pretax operating income excluding any adjustment for LIFO inventories, restructuring or other non-recurring items, and before allowance for bonus payment under this plan. The QWI target will be approved by the Board of Directors considering the annual operating plan.

QWI Targets

QWI targets include operations of A.T. Cross Company and subsidiaries, branches and divisions that exist as of January 1, 2007 including Cross retail stores and excluding Costa del Mar.

International Calculations

Participants who are located internationally will have their targets and actual results determined utilizing budgeted exchange rates. By utilizing budgeted exchange rates, there will be neither a favorable nor unfavorable impact as a result of fluctuations in foreign exchange. Also, participants who operate in a single country will be measured using local currency, while participants who operate in multiple countries will be measured in United States dollars (utilizing budgeted exchange rates) on a consolidated basis.